Exhibit (g.3)

AMENDMENT TO CUSTODIAN AGREEMENT

AMENDMENT TO CUSTODIAN AGREEMENT, effective as of December 31, 2002, by and among ISHARES, INC., a business trust established under the laws of the state of Delaware (the “Fund”), and INVESTORS BANK & TRUST COMPANY, a Massachusetts trust company (the “Bank”).

WHEREAS, the Fund and Bank entered into a Custody Agreement dated May 21, 2002 (the “Custodian Agreement”); and

WHEREAS, the Fund and Bank desire to amend the Custodian Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises set forth herein, the parties agree as follows:

1.	Amendments.

a)	Appendix B to the Custodian Agreement is amended to delete all references to “Pricing” under the heading “Miscellaneous – A. Out of Pocket.”

b)	Exhibit A, as attached hereto, is added to Appendix B to the Custodian Agreement and made a part thereof.

2.	Miscellaneous.

a)	Except as amended hereby, the Custodian Agreement shall remain in full force and effect.

b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized officers as of the day and year first written above.

ISHARES INC		INVESTORS BANK & TRUST COMPANY

By:	/s/ MICHAEL LATHAM	By:	/s/ Robert Mansuso
Name:	MICHAEL LATHAM	Name:	Robert Mansuso
Title:	SECRETARY/TREASURER I SHARES TRUST & INC	Title:	Sr. Vice President

APPENDIX A

The Bank agrees to provide portfolio pricing services to each Index Series of the Fund covered by this Agreement and, in all cases, in accordance with the Investment Company Act of 1940 and the rules thereunder, Section 12.1 of this Agreement, and the procedures relating to pricing duly adopted by any Index Series of the Fund and agreed to by the Bank. As compensation for providing these services, the Fund will pay the Bank an annual fee of $28,900. In addition, the Fund shall pay the Bank for the costs (without any markup) of required data feeds, pricing services and broker prices to the extent such data feeds, pricing services and broker prices are required exclusively to price the Fund’s portfolio securities. Notwithstanding the foregoing, in the event of a material increase in costs associated with Reuters this portion of the fee schedule shall be renegotiated such that the Fund would be responsible to pay no less than an amount equal to 50% of the Fund’s pro-rated portion of such increase in fees calculated in accordance with the Fund’s related usage of Reuters, unless the Bank otherwise agrees. The amount payable by each Index Series will be determined on a monthly basis based on the number of Index Series then offered.